AFMA (R) INTERNATIONAL
OUTRIGHT DISTRIBUTION AGREEMENT

STANDARD TERMS AND CONDITIONS


1.  DEFINITIONS AND USAGE
         1.1 Definitions: Words and phrases which appear with initial letters capitalized are Defined Terms. If not defined where they first appear Defined Terms are defined either in the attached Schedule of Definitions or in accordance with industry custom and practice.
         1.2 Usage: The use of any Defined Term or inclusion of any provision in this Agreement relating to rights not specifically licensed to Distributor in the Deal Terms does not grant to Distributor explicitly or by implication any rights not specifically licensed in the Deal Terms.


2.  PICTURE AND VERSION
         2.1 Picture: The Picture is the Motion Picture identified at least by its title in the Deal Terms. Licensor reserves the right to change the title of the Picture.
         2.2 Version: The Picture is only licensed in a linear form for continuous viewing from beginning to end. Licensor reserves all rights in all formats and Versions of the Picture other than its original linear form as Delivered to Distributor and authorized dubbed, subtitled or edited Versions of such original linear form made by Distributor for exploitation of its Licensed Rights as may be authorized under this Agreement. If during the Agreement Term Licensor elects to exploit another Version of the Picture in the Territory that incorporates a substantial portion of the linear form of the Picture licensed to Distributor, then Licensor will be free to exploit such new Version in the Territory beginning six (6) months after the end of the Holdback for the affected Licensed Rights.


3.  LICENSED RIGHTS AND RESERVED RIGHTS
         3.1 License: Subject to the terms of this Agreement Licensor exclusively licenses to Distributor the Licensed Rights in the Picture for the Term throughout the Territory in the Authorized Language(s) as set forth in the Deal Terms. Distributor may only exploit the Licensed Rights in the Authorized Language(s) in a dubbed or subtitled version and by means of the authorized Video Type(s) and Format(s) as specified in the Deal Terms.
         3.2 Vesting: Each Licensed Right will only vest in Distributor after:
(i) Distributor accepts initial Delivery of the Picture; and (ii) Distributor pays Licensor when due the portion of the License Fee allocated to such Licensed Right in the Deal Terms, or, if there is no allocation, the entire License Fee.
         3.3 Reservation: All rights not expressly licensed to Distributor are Reserved Rights. Licensor reserves all Reserved Rights designated in the Deal Terms and all other rights not expressly licensed to Distributor. Licensor may exploit the Reserved Rights without restriction except as otherwise expressly provided in this Agreement.





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         3.4 Reversion: Each Licensed Right will immediately revert to Licensor free of any claim by Distributor or any Person deriving any interest from Distributor on the expiry of the Term under Paragraph 6.1.


4.  ALLIED RIGHTS
         4.1 Credit and Advertising: Distributor will comply with all required screen credits (if not already contained in the Picture), paid advertising, publicity and promotional requirements, name & likeness restrictions, and Videogram packaging credit requirements (if needed) supplied by Licensor at all times after their receipt. Upon Licensor's request Distributor will promptly submit to Licensor all advertising materials used by Distributor so that Licensor can determine whether its requirements are being met.
         4.2 Dubbing, Subtitling and Editing: Distributor will comply with all dubbing, subtitling or editing requirements applicable to the Picture or its trailers supplied by Licensor in creating any authorized dubbed, subtitled or edited version of the Picture or its trailers. Except as expressly provided in this Agreement, each Picture and its trailers must be exhibited at all times in their original continuity, without alteration, interpolation, cut or elimination.
         4.3 Exercise of Allied Rights: Subject to Licensor's requirements under Paragraph & and the provisions of this Agreement, Distributor will have the non-exclusive right at its sole expense:
                  4.3.1 To advertise, publicize, and promote the Picture;
                  4.3.2 To include in all such advertising, promotion or publicity the name, voice and likeness of any Person rendering materials or services on the Picture but not as an endorsement for any product or service other than the Picture;
                  4.3.3 To include before the beginning or after the end of the Picture the credit or logo of Distributor;
                  4.3.4 To change the title of the Picture but only after first obtaining Notice of Licensor's approval of the change;
                  4.3.5 To dub the Picture but only in the Authorized
Language(s);
                  4.3.6 To subtitle the Picture but only in the Authorized Language(s);
                  4.3.7 To edit the Picture but only for censorship purposes in accordance with a Censorship Rider if attached.
         4.4 Limitations: In exercising the Allied Rights Distributor may not:
(i) alter or delete any credit, logo, copyright notice or trademark notice appearing on the Picture; or (ii) include any advertisements or other material before, during or after the Picture other than the credit or logo of Distributor, an approved anti-piracy warning, or commercials as authorized in this Agreement.


5.  TERRITORY AND REGION
         5.1 Territory: The Territory means the countries or territories listed in the Deal Terms as their political borders exist on the date of this Agreement. The Territory excludes foreign countries' embassies, military and governmental installations, oil rigs and marine installations, airlines-in-flight and ships-at-sea located within the Territory.





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                  5.1.1 In exploiting the Theatrical, Public Video, Home Video or Hotel Licensed Rights, the Territory also excludes the countries' non-contiguous territories and possessions as well as military and governmental installations, oil rigs and other marine installations, and embassies located within the Territory but flying the flag of any country outside the Territory; and
                  5.1.2 In exploiting the Non-Theatrical, Commercial Video, Airline or Ship Rights, the Territory includes the countries' military and governmental installations, oil rigs and marine installations and embassies wherever located, but only to the extent that they may be exploited in accordance with such Rights.
         5.2 Changes in Borders: If during the Term an area separates from a country in the Territory then the Territory will nonetheless include each separating area which formed one political entity as of the date of this Agreement. If during the Term an area is annexed by a country in the Territory then Distributor will promptly give Licensor Notice whether Distributor desires to exploit any Licensed Right in such new area. Licensor will then accord Distributor a right of First Negotiation Right to acquire such Licensed Right in the area for the remainder of its License Period subject to rights previously granted to other Persons in such area.
         5.3 Region: The Region is the part of the world in which the Territory is located. The Region is defined in either in the Deal Terms or if not there defined in the AFMA Standard Definitions of Territories and Regions current as of the date of this Agreement.


6.  TERM AND LICENSE PERIOD
         6.1 Term: The Term starts and ends on the dates set forth in the Deal Terms except in case of extension per Paragraph or early termination per Paragraphs or Distributor may not exploit or authorize exploitation of any Licensed Right after the end of the Term.
         6.2 Licensor Holdbacks: Where the Deal Terms indicate a Holdback on any of Reserved Right, Licensor may not exploit or authorize exploitation in the Territory of that Reserved Right until the end of its Holdback. However, Licensor may enter into agreements at any time to exploit a Reserved Right after the end of its Holdback.
         6.3 Theatrical Release: Theatrical Release means the earlier of: (i) the date on which the Picture is first exhibited in theaters, including mini-theaters and MTV theaters, within the Territory to the paying public, including screenings to qualify for awards presentations by authority of Distributor; or (ii) the date if specified in the Deal Terms on which Distributor must cause the Theatrical Release of the Picture in the Territory; or (iii) six (6) months after Notice of Initial Delivery.
         6.4 Video Release: Video Release means the earlier of: (i) the date on which Videograms embodying the Picture are first sold or rented to the paying public in the Territory for Home Video use by authority of Distributor; or (ii) the date on which Videograms embodying the Picture are first exhibited in places of public performance in the Territory for Commercial Video use by authority of Distributor; or





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(iii) the date if specified in the Deal Terms on which Distributor must cause the Video Release of the Picture in the Territory; or (iv) one (1) month after the end of the earliest Video Holdback; or (v) if there is no Theatrical Release of the Picture in the Territory, six (6) months after Notice of Initial Delivery.
         6.5 Holdback Coordination: The Parties acknowledge that due to technological innovation or a Law in the Region it is possible that exploitation of a Licensed Right within the Territory can affect exploitation throughout the Region. Distributor therefore agrees that Licensee may shorten by up to three
(3) months or extend by up to three (3) months any Holdback to coordinate the exploitation of the Picture within the Region. For example, Licensor may shorten or extend the Pay TV Holdback up to three (3) months in order to coordinate the Pay TV release of the Picture throughout the Region. Licensor will give Distributor prompt Notice of any adjusted Holdback period no later than the earlier of two (2) months before the end of the new Holdback period or the end of the Holdback period set forth in the Deal Terms. Licensor will use all reasonable good faith efforts to coordinate release patterns throughout the Region so that exploitation of the Picture in a particular medium outside the Territory will not unduly impact its exploitation within the Territory and exploitation of the picture in a particular medium within the Territory will not unduly impact its exploitation outside the Territory, provided that Licensor's goal will be to maximize its revenues and reduce its expenses within the entire Region and in case of any disagreement Licensor's decision will control.
         6.6 Broadcast Overspill: Licensor does not warrant that it has granted or can grant exclusivity protection against reception in the Territory of a broadcast of the Picture originating outside the Territory. This provision applies specifically but without limitation in cases where the Region includes any country in the European Union or European Economic Area.
         6.7 Parallel Imports: Licensor does not warrant that it has granted or can grant exclusivity protection against sale or rental in the Territory of Videograms embodying the Picture imported from outside the Territory. Licensor only agrees that during the License Period for any Video Licensed Right it will not sell or authorize sale in any Authorized Language of Videograms embodying the Picture that are sold in the Region outside the Territory and intended for primary consumer sale or rental within the Territory except this provision will not apply to the sales of original unsubtitled English language Videograms even if English is an Authorized Language. This provision applies specifically, but without limitation, in cases where the Region includes any country in the European Union or European Economic Area.


7.  PAYMENT REQUIREMENTS
         7.1 Timely Payment: Distributor will make payments to Licensor in the manner and sequence specified in the Deal Terms. Timely payment is of the essence of this Agreement. Payment will only be considered made when Licensor has immediate and unencumbered use of funds in the required currency in the full amount due. Distributor will use diligent efforts to obtain promptly all permits necessary to make all payments to Licensor.





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         7.2 License Fee: The License Fee is the amount payable to Licensor as indicated in the Deal Terms. The License Fee is non-returnable but constitutes the entire payment for Distributor's exploitation of the Licensed Rights in accordance with this Agreement.
         7.3 License Fee Installments: Distributor will pay each installment of the License Fee to Licensor in the time and manner specified in the Deal Terms. Where any installment is payable on events within Distributor's control, e.g. Theatrical Release or Video Release, Distributor will give Licensor timely Notice of such event along with all payments then due Licensor.
         7.4 Letter of Credit: if the Deal Terms indicate that a payment is to be secured by a Letter of Credit, then Distributor will open the Letter of Credit at a bank in the Territory designated by Licensor as a corresponding bank of Licensor's bank. While open the Letter of Credit will remain valid, negotiable, transferable, confirmed and irrevocable; it will be automatically renewable for any period specified in the Deal Terms if Licensor has not fully negotiated the Letter of Credit by its first expiry date. All costs for a Letter of Credit will be borne solely by Distributor.
         7.5 Limitation On Deductions: There will be no deductions from any payments due Licensor because of any bank charges, conversion costs, sales use or VAT taxes, "contingents", quotas or any other taxes levies or charges unless separately agreed in writing by Licensor. No remittance or withholding taxes may be deducted from the License Fee.
         7.6 Blocked Funds: If any Law prohibits remittance of any amounts to Licensor then Distributor will immediately give Licensor Notice of such Law. Distributor will then deposit such amounts in Licensor's name for Licensor's unencumbered use in a suitable depository designated by Licensor without any deductions for so doing.
         7.7 Finance Charge On Late Payments: Any payment not made by its due date will, in addition to any other right or remedy of Licensor, incur a finance charge at the lesser of three hundred basis points over the 3-month LIBOR rate ("LIBOR+3") on the date payment was due or the highest applicable legal contract rate. This finance charge will accrue from the date the payment was due until it is paid in full.
         7.8 Exchange Provisions, Payment: All payments will be in United States dollars or other freely remittable currency designated by Licensor. All payments will be computed at the prevailing exchange rate on the date due at a bank timely designated by Licensor. For a late payment Licensor will be entitled to the most favorable exchange rate between the due date and the payment date. The parties agree that the risk of devaluation of the United States dollar or other currency designated by Licensor against the currency of the Territory will be Licensor's sole risk; the risk of the devaluation of the currency of the Territory against the United States dollar or other currency designated by Licensor will be Distributor's sole risk.
         7.9 Documentation: If any Law requires Distributor to obtain a permit or clearance to exploit any Licensed Right, then Distributor will use diligent efforts to do so promptly at its expense. Distributor will provide Licensor with copies of all documents indicating compliance with such Law.





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By way of illustration such Law may require obtaining certificates of local dubbing or copyright registration, acquiring quota permits or censorship clearances, filing author certificates, certificates of origin or music cue sheets with appropriate authorities, or obtaining permits or clearances for payment of any remittance taxes or other charges. Distributor will not undertake any such action before the entire License Fee is paid without first receiving Notice of Licensor's approval to so.
         7.10 Royalty Income: All amounts collected by any collecting society, authors' rights organization, performing rights society or governmental agency that are payable to authors, producers, performers or other Persons and that arise from royalties, compulsory licenses, cable retransmission income, music performance royalties, tax rebates, exhibition surcharges, levies on blank Videograms or hardware, rental or lending royalties, or the like, will as between Licensor and Distributor be the sole property of Licensor and will not be included in or credited to any Gross Receipts. Licensor has the sole right to apply for and collect all these amounts. If any of them are paid to Distributor then Distributor will immediately remit them to Licensor with an appropriate statement identifying the payment.
         7.11 Limits On Cross-Collateralization: No payment for the Picture will be cross-collateralized with or set-off against any amounts for any other Motion Picture licensed to Distributor, whether in this Agreement or otherwise. Amounts due for the Picture may not be used to recoup amounts unrecouped for any other Motion Picture, or vice versa.
         7.12. Limits On Allocations: If the Picture is exploited with other Motion Pictures then Distributor will only allocate receipts and expenses among the Picture and the other Motion Pictures in the manner approved by Licensor in its sole discretion in advance.


8.  DELIVERY AND RETURN
         8.1 Terminology: "Delivery" of a Picture means delivery to Distributor of the Initial Materials, and, at a later time if and when mutually agreed, the Additional Materials, as provided in the Deal Terms and this Paragraph. "Initial Delivery" means delivery of the "Initial Materials" and "Additional Delivery" means delivery of the "Additional Materials." The "Delivery Materials" consist of the Initial Materials or Additional Materials as the context requires.
         8.2 Initial Delivery: Licensor will give Distributor a "Notice of Initial Delivery" that it is prepared to deliver the Initial Materials by the date specified in the Deal Terms, or, if none is specified, promptly after the Picture is ready for Initial Delivery. Upon receipt of such Notice:
                  8.2.1 If the Initial Materials are identified in the Deal Terms, the Distributor will immediately pay for such Initial Materials and their cost of shipment. Payment and shipment will be made as specified in the Deal Terms or, if not there specified, as in Licensor's Notice of Initial Delivery. Licensor will then ship all Initial Materials to Distributor as specified in the Deal Terms or Licensor's Notice of Initial Delivery.
                  8.2.2 If the available Initial Materials are specified in Licensor's Notice of Initial Delivery, then within ten (10) days of receipt of this Notice Distributor will give Notice to Licensor stating the number of pre-print items, prints, trailers, advertising and promotional accessories, support items and other Initial Materials relating to the Picture that Distributor reasonably requires, all of which will be subject to Licensor's reasonable approval.





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Licensor will then give Distributor Notice of the cost of the approved Initial
Materials and their shipment to Distributor. Distributor will immediately pay for such Initial Materials as specified in the Deal Terms or Licensor's Notice. Licensor will then deliver such Initial Materials to Distributor as specified in the Deal Terms or Licensor's Notice.
                  8.2.3 In all cases Distributor must take delivery of all approved Initial Materials within two (2) months of Licensor's Notice of Initial Delivery.
         8.3 Additional Delivery: After completion of Initial Delivery: (i) if the Additional Materials are identified in the Deal Terms, then Licensor will give Distributor Notice that it is prepared to deliver the Additional Materials, including their cost and shipping charges; (ii) otherwise Distributor will give Licensor Notice of the number and type of the Additional Materials it desires, all of which will be subject to Licensor's reasonable approval, and Licensor will promptly send Distributor Notice of the cost of duplication and shipping of the approved Additional Materials. Distributor will immediately pay for such Additional Materials upon receipt of Licensor's Notice. Upon receipt of payment Licensor will make prompt Delivery of the Additional Materials to Distributor as specified in the Deal Terms or Licensor's Notice.
         8.4 Delivery Of Physical Materials: Delivery of the Physical Materials will be accomplished by one of the following methods as specified in the Deal Terms or Licensor's Notice of Initial Delivery:
                  8.4.1 Where Physical Delivery is indicated Licensor will deliver to the delivery location specified in the Deal Terms the Physical Materials listed in the Deal Terms suitable for use as or manufacture of necessary exploitation materials. Unless otherwise specified in the Deal Terms, the Physical Materials will be shipped to Distributor by air transport.
                  8.4.2 Where Laboratory Access is indicated Licensor will provide Distributor with access to the Physical Materials listed in the Deal Terms suitable for use as or manufacture of necessary exploitation materials. Access will be on the terms of the attached AFMA Laboratory Access Letter, or other mutually approved access letter. The Physical Materials will always be held in a recognized laboratory or facility in Licensor's name and subject to the requirements of the Access Letter. Distributor may order prints and other exploitation materials for the Picture to be manufactured from the accessible Physical Materials at Distributor's sole expense.
                  8.4.3 Where Loan Of Materials is indicated Licensor will deliver on loan to the delivery location specified by Distributor the Physical Materials listed in the Deal Terms suitable for manufacture of necessary preprint materials. Unless otherwise specified in the Deal Terms, the Physical Materials will be shipped to Distributor by air transport. These Physical Materials will only be used to make new preprint materials at Distributor's sole expense from which necessary exploitation materials can be made. These Physical Materials will always be held in a laboratory or facility subject to Licensor's reasonable approval and will be returned to Licensor within a reasonable time designated by Licensor.
                  8.4.4 Where Satellite Delivery is indicated Licensor may deliver the Physical Materials listed in the Deal Terms to Distributor by satellite transmission commensurate with available materials and Distributors equipment.





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Licensor will be responsible for all uplinking transmission costs; Distributor will be responsible for arranging to receive the satellite reception and for all downlinking reception costs. Distributor's failure to make suitable downlinking receiving arrangements, or failure to receive a transmission of the Picture due to technical downlink or reception failure, will not affect Distributor's obligations under this Agreement. If Distributor experiences a technical failure of transmission or reception, Licensor upon receipt of timely notice will attempt to assist Distributor to receive the transmission. Distributor will pay for each missed satellite feed a charge equal to Licensor's actual cost of transmission.
         8.5 Delivery Of Support Material: Licensor will also provide, at Distributor's request and expense, the Support Materials as specified in the Deal Terms or Licensor's Notice of initial Delivery. Unless otherwise specified in the Deal Terms, all Support Materials will be shipped to Distributor by air transport. If Distributor does not use any of the Support Materials, then Distributor will obtain prior Notice of Licensor's approval before using any of its own servicing, advertising, promotional or other support material.
         8.6 Evaluation and Acceptance: Distributor will evaluate all Delivery Materials for technical acceptance promptly after their receipt. All Delivery Materials will be considered technically satisfactory and accepted by Distributor unless within ten (10) days after receipt Distributor gives Licensor Notice specifying any technical defect. If Distributor's notice is accurate, then Licensor will, at its election, either: (i) timely correct the defect and redeliver the effected Delivery Materials; or (ii) deliver new replacement Delivery Materials; or (iii) exercise its rights of suspension or withdrawal pursuant to Paragraph. If Distributor has undertaken a Theatrical Release or Video Release of the Picture or begun exploiting any Licensed Right, then any alleged defect will be deemed waived by Distributor.
         8.7 Ownership of Materials: Legal ownership of and title to all Delivery Materials will remain with Licensor subject to Distributor's right to use such Delivery Materials under this Agreement. Distributor will exercise due care in safe-guarding all Delivery Materials and will assume all risk for their theft or damage while they are in Distributor's possession.
         8.8 Payment for Delivery Materials: Distributor will pay for all Delivery Materials as indicated in the Deal Terms or otherwise by Notice from Licensor. All costs of Delivery and Return (including shipping charges, import fees, duties, brokerage fees, storage charges and related charges) will be Distributor's sole responsibility unless otherwise specified in the Deal Terms.
         8.9 Distributor Created Materials: Licensor will at all times have unrestricted free access to all alternate language tracks and dubbed versions, masters, advertising and promotional materials, artwork and other materials created by Distributor pursuant to this Agreement. Distributor will promptly give Licensor Notice of each Person who prepares any dubbed or subtitled tracks for the Picture and of each laboratory or facility where the tracks are located. Promptly after completion of any dubbed or subtitled version of the Picture Distributor will provide Licensor with immediate unrestricted free access to all dubbed and subtitled tracks. Licensor will immediately become the owner of the copyright in all dubbed and subtitled tracks, subject to a non-exclusive free license in favor of Distributor to use such tracks during the Term solely for exploitation of the Licensed Rights. If such ownership is not allowed under a Law in the Territory, then Distributor will grant Licensor a non-exclusive free license to use such dubbed or subtitled tracks worldwide in perpetuity without restriction.





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         8.10 Return of Delivery Materials: Upon expiry of the Term Distributor will at Licensor's election either: (i) return all Delivery Materials to Licensor at Distributor's expense; or (ii) destroy all Delivery Materials and provide Licensor with a customary certificate of destruction.


9.  EXPLOITATION OBLIGATIONS
         9.1 General: Distributor will not exploit or authorize exploitation of any Licensed Right before the end of its Holdback Period. Distributor will cause the Theatrical Release and the Video Release of Picture throughout the Territory by no later than the date specified in the Deal Terms, if any. Distributor will only exploit Videograms of the Picture in the authorized Types and Formats in the Deal Terms.
         9.2 Licensor's Packaging Approval Rights: Distributor at its cost will provide Licensor for its reasonable approval one (1) prototype copy of each authorized format of Videogram and its packaging promptly after their manufacture and before their sale or disposition. Licensor's approval will be deemed given if Licensor does not give Notice to Distributor of an objection within ten (10) days of Licensor's receipt of these items. Distributor will provide Licensor with a reasonable number (not exceeding ten (10)) free copies of each authorized Format of Videogram and its packaging subject only to applicable duties.
         9.3 Sell-Off Period: For any Video Licensed Rights during the last six
(6) months of the Term Distributor will not manufacture Videograms in excess of those reasonably anticipated to meet normal customer requirements. During the three (3) month period following the end of the Term, and provided in Paragraph 6.1, Distributor will have the non-exclusive right to sell off its then existing inventory of Videograms for Home Video exploitation only. At the end of this three (3) month period Distributor will at Licensor's election either sell its remaining Videograms and their packaging to Licensor at Distributor's cost or destroy them and provide Licensor with a customary certificate of destruction.
         9.4 Import/Export Restrictions: Distributor will not import or authorize importation of Videograms embodying the Picture into the Territory other than the Delivery Materials provided by Licensor. At no time will Distributor export or authorize exportation of Videograms embodying the Picture from the Territory.


10. MUSIC
         10.1 Cue Sheets: To the extent required and available, Licensor will supply Distributor promptly after Delivery with available music cue sheets listing the composer, lyricist and publisher of all music embodied in the Picture. Distributor will as necessary promptly file with the appropriate governmental agency or music rights society in the Territory the music cue sheets supplied by Licensor without change.
         10.2 Synchronization: Licensor represents and warrants to Distributor that Licensor controls all rights necessary to synchronize the music contained in the Picture on all copies exploited by Distributor throughout the Territory for the Term.





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Licensor authorizes Distributor to exploit such synchronization rights without charge in conjunction with its exploitation of the Picture. Licensor will be solely responsible for paying all royalties or charges necessary to obtain and control such synchronization rights for the Term and will hold Distributor harmless from any payments in this regard.
         10.3 Mechanical: Licensor represents and warrants to Distributor that Licensor controls all rights necessary to make mechanical reproductions of the music contained in the Picture on all copies exploited by Distributor throughout the Territory for the Term. Licensor authorizes Distributor to exploit such mechanical rights without charge in conjunction with its exploitation of the Picture. Licensor will be solely responsible for paying all royalties or charges necessary to obtain and control such mechanical rights for. the Term, and Licensor will hold Distributor harmless from any payments in this regard, provided if a mechanical or authors' right society in the Territory refuses to honor the authorization obtained by Licensor in the country of origin of the Picture then Distributor will be solely responsible for such royalties or charges.
         10.4 Performance: Licensor represents and warrants to Distributor that the nondramatic ("small") performing rights in each musical composition embodied in the Picture are: either (i) in the public domain in the Territory; or (ii) controlled by Licensor sufficient to allow Distributor to exploit the Licensed Rights without additional payment for such rights; or (iii) available by license from the local music performing rights society(ies) in the Territory affiliated with the International Confederation of Authors and Composers Societies (CISAC). With regard to music in category (iii), Distributor will be solely responsible for obtaining a license to exploit such performance rights from the local music performing rights society(ies).
         10.5 Publishing: As between Licensor and Distributor, Licensor will be solely entitled to collect and retain the publisher's share of any music royalties arising from Distributor's exploitation of any Licensed Rights in the Picture.


11. SUSPENSION AND WITHDRAWAL
         11.1 Licensor's Right: Licensor may suspend Delivery or withdraw the Picture at any time: (i) if Licensor determines in good faith that its exploitation might infringe the rights of others or violate any Law; (ii) if Licensor determines in good faith that its Materials are unsuitable for the manufacture of first class commercial quality exploitation materials; (iii) due to Force Majeure; or (iv) if Distributor refuses to accept Delivery of the Picture for any reason.
         11.2 Effect Of Suspension: Distributor will not be entitled to claim any damages or lost profits for any suspension. Instead the Term will be extended for the length of each suspension. If any suspension lasts more than three (3) consecutive months, then either Party may terminate this Agreement on ten (10) days' notice, in which case the Picture will be treated as withdrawn.
          11.3 Effect Of Withdrawal: If the Picture is withdrawn or treated as withdrawn after a period of suspension, then Licensor must either substitute a Motion Picture of like quality mutually satisfactory to Licensor and Distributor, or must refund promptly all unrecouped amounts of the License Fee paid to Licensor and all commercially reasonable and unrecouped distribution costs incurred by Distributor in exploiting any Licensed Rights. Distributor's sole remedy will be to receive this substitute or refund. In no case may Distributor collect any lost profits or consequential damages.





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         11.4 Force Majeure: Force Majeure means any fire, flood, earthquake, or public disaster; strike, labor dispute or unrest; unavailability of any major talent committed to the Picture; unavoidable accident; breakdown of electrical or sound equipment; failure to perform or delay by any laboratory or supplier; delay or lack of transportation; embargo, riot, war, insurrection or civil unrest; any Act of God including inclement weather; any act of legally constituted authority; or any other cause beyond the reasonable control of Licensor.


12. DEFAULT AND TERMINATION
         12.1 Distributor's Default: Distributor will be in default if: (i) Distributor fails to pay any installment of the License Fee when due; (ii) Distributor becomes insolvent or fails to pay its debts when due; (iii) Distributor makes an assignment for the benefit of creditors, seeks relief under any bankruptcy law or similar law for the protection of debtors, or allows a petition of bankruptcy to be filed against it or a receiver or trustee to be appointed for substantially all of its assets that is not removed within thirty
(30) days; (iv) Distributor breaches any material term, covenant or condition of this Agreement or any other agreement with Licensor; (v) a Distributor Affiliate breaches any material term, covenant or condition of any other agreement with Licensor; or (vi) Distributor attempts to make any assignment, transfer, sublicense or appointment of an agent without first obtaining Licensor's approval under Paragraph.
         12.2 Notice To Distributor: Licensor will give Distributor Notice of any claimed default. If the default is capable of cure then Distributor will have ten (10) days after receipt of Licensor's Notice to cure a monetary default, and twenty (20) days after receipt to cure a non-monetary default. If the default is incapable of cure, or if Distributor fails to cure within the times provided, then Licensor may proceed against Distributor for available relief, including terminating this Agreement retroactive to the date of default, suspending Delivery of the Picture and declaring all unpaid amounts due Licensor immediately due and payable.
         12.3 Licensor's Default: Licensor will be in default if: (i) Licensor becomes insolvent or fails to pay its debts when due; (ii) Licensor makes an assignment for the benefit of creditors, or seeks relief under any bankruptcy law or similar law for the protection of debtors, or allows a petition of bankruptcy to be filed against it or a receiver or trustee appointed for substantially all of its assets that is not removed within thirty (30) days; or
(iii) Licensor breaches any material term, covenant, or condition of this Agreement. Any default by Licensor is limited to the Picture, and no default by Licensor as to any one agreement with Distributor will be a default as to any other agreement with Distributor.
         12.4 Notice To Licensor: Distributor will give Licensor Notice of any claimed default. Licensor will have ten (10) days after receipt of Distributor's Notice to cure a monetary default, and twenty (20) days after receipt to cure a non-monetary default.





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If Licensor fails to cure within the times provided, then Distributor may proceed against Licensor for all available relief, provided, however, that in no case may Distributor collect any "lost profits" or consequential damages.
         12.5 Arbitration: Any dispute under this Agreement will be resolved by final and binding arbitration under the Rules of International Arbitration of the American Film Marketing Association in effect when the arbitration is filed (the "AFMA Rules"). Each Party waives any right to adjudicate any dispute in any other court or forum, except that a Party may seek interim relief before the start of arbitration as allowed by the AFMA Rules. The arbitration will be held in the Forum designated in the Deal Terms, or, if none is designated, as determined by the AFMA Rules. The Parties will abide by any decision in the arbitration and any court having jurisdiction may enforce it. The Parties submit to the jurisdiction of the courts in the Forum to compel arbitration or to confirm an arbitration award. The Parties agree to accept service of process in accordance with the AFMA Rules.



13. ANTI-PIRACY PROVISIONS
         13.1 Copyright Notice Requirements: Distributor will include on each Copy of the Picture distributed under its authority the copyright notice and anti-piracy warning supplied by Licensor. A Copy of the Picture includes all negatives, preprint materials, release prints, masters, tapes, cassettes, discs or Videograms and their packaging.
         13.2 Anti-Piracy Warning: The anti-piracy warning on each Copy of the Picture must read substantially as follows:

WARNING
THIS MOTION PICTURE IS PROTECTED BY LAW.
Any unauthorized copying, distribution, performance, renting, lending, exporting, importing, dissemination or exhibition is prohibited by law. Violators will be subject to criminal prosecution and civil penalties. THIS MOTION PICTURE IS REGISTERED WITH THE AFMA ANTI-PIRACY PROGRAM

Videograms and their packaging must contain this additional warning:

Licensed only for use in
[Insert all countries in Territory]

Videograms exploited for Home Video and their packaging must include:

Authorized For Private Home Use Only

         13.3 Enforcement: Distributor will take all reasonable steps to protect the copyright in the Picture and to prevent piracy. Licensor may participate in any anti-piracy action using counsel of its choice.

Licensor's expenses will be reimbursed from any recovery in equal proportion with Distributor's expenses. If Distributor fails to take anti-piracy action, Licensor may do so in Licensor's or Distributor's name, with all recoveries belonging to Licensor.
         13.4 New Technology: If during the Term new technology in use in the Territory inhibits the unauthorized duplication of copies of the Picture, interferes with the reception of broadcast signals without use of an authorized decoding device, or otherwise provides protection against unauthorized exploitation of the Picture, then Distributor will use such technology in a reasonable manner in exploiting the Picture.
         13.5 No Warranty Against Piracy: The Parties acknowledge that it is in their mutual interest to prevent piracy of the Picture in the Territory. Licensor has informed Distributor of any act of piracy of the Picture in the Territory of which Licensor is aware, and such information has been considered in determining the License Fee along with the other terms of this Agreement. Distributor has also taken all necessary steps to inform itself of any piracy of the Picture in the Territory before executing this Agreement. No piracy of the Picture, whether occurring before or after execution of this Agreement, will allow Distributor to terminate this Agreement or reduce any amounts due Licensor. Licensor will cooperate with Distributor to prevent or remedy any such act of piracy.


14. LICENSOR'S WARRANTIES

         14.1 As Principal: If the Cover Page indicates Licensor is a principal then Licensor represents and warrants to Distributor that the following are true and correct and will remain so throughout the Term:
                  14.1.1 Licensor has full authority and capacity to execute this Agreement and full legal and financial ability to perform all of its obligations under this Agreement;
                  14.1.2 There are no existing or threatened claims or litigation which would adversely affect or impair any of the Licensed Rights in the Territory during the Term;

                  14.1.3 Licensor has not licensed, encumbered or assigned and will not license, encumber or assign any Licensed Right to any other Person in the Territory during the Term;
                  14.1.4 Licensor will not exploit or authorize exploitation of any Reserved Right in the Territory before the end of the applicable Licensor Holdback period;
                  14.1.5 The Picture was produced by authors who are nationals of or have their habitual residence in, or was first published or simultaneously first published in, a country which at the time of such production or publication was a signatory to the Berne Convention for the Protection of Literary and Artistic Works or the Universal Copyright Convention or the Buenos Aires Convention, and Licensor has not done any act or omitted to do any act which would impair the copyright in the Picture within the Territory during the Term; and
                  14.1.6 Neither the Picture nor the exercise of any Licensed Rights does or will: (i) defame, or hold in a false light, or infringe any privacy or publicity or other personal right of any Person; or (ii) infringe any copyright, trademark, right of ideas, parent, or any other property right of any Person.
         14.2 As Agent: If the Cover Page indicates Licensor is acting as an agent Licensor represents and warrants to Distributor that the following are true and correct and will remain so throughout the Term:

                  14.2.1 Licensor has full authority from its principal designated on the Cover Page to enter into this Agreement on behalf of its principal and Licensor's principal will be bound by this Agreement;
                  14.2.2 To the best of Licensor's knowledge there are no existing or threatened claims or litigation which would adversely affect or impair any of the Licensed Rights;
                  14.2.3 To the best of Licensor's knowledge there are no other agreements licensing, encumbering or assigning any Licensed Right to any other Person in the Territory during the Term;
                  14.2.4 Licensor's principal has made to Licensor each of the representations and warranties in Paragraph and has authorized Licensor to make those representations and warranties directly from the principal to Distributor on the principal's behalf. In case of a breach of any representation or warranty in Paragraph Distributor agrees to look directly to the principal and not to Licensor for any remedies Distributor might have.


15. DISTRIBUTOR'S WARRANTIES
         15.1 As Principal: Distributor represents and Warrants to Licensor that the following are true and correct and will remain so throughout the Term:
                  15.1.1 Distributor has full authority and capacity to execute this Agreement and full legal and financial ability to perform all of its obligations under this Agreement;
                  15.1.2 There are no existing or threatened claims or litigation which would adversely affect or impair Distributor's ability to perform under this Agreement;
                  15.1.3 Distributor will honor all restrictions on the exercise of the Licensed Rights and the Allied Rights under this Agreement and will not exploit any Licensed Right outside the Territory, before the end of its Holdback or after the Term.
         15.2 As Assignor: In case of any assignment of this Agreement pursuant to Paragraph, Distributor makes the following additional representations and warranties to Licensor:
                  15.2.1 As a condition to the effectiveness of such assignment the assignee can and will make all of the representations and warranties set forth in Paragraph directly to Licensor; and
                  15.2.2 If the assignee breaches any of those representations and warranties, then Licensor, in addition to any right or remedy, may proceed directly against Distributor for such breach without first proceeding against such assignee or exhausting any right or remedies against such assignee.




16. INDEMNITIES

         16.1 By Licensor: Licensor will indemnify and hold harmless Distributor, including its officers, directors, partners, owners, shareholders, employees, attorneys and agents, from all claims, loss, liability, damages or expenses, including reasonable attorneys' fees, but not including lost profits, due to breach of any of Licensor's representations or warranties.

Licensor will remain responsible for honoring Licensor's indemnities despite any assignment pursuant to Paragraph. If Licensor is acting as an agent, these indemnities are also made directly by Licensor's principal to Distributor, but Distributor will look only to Licensor's principal to honor these indemnities with regard to the principal's representations and warranties.
         16.2 By Distributor: Distributor will indemnify and hold harmless Licensor, including its officers, directors, partners, owners, shareholders, employees, attorneys and agents, from all claims, loss, liability, damages or expenses, including reasonable attorneys' fees, but not including lost profits, due to breach of any of Distributor's representations or warranties. Distributor will remain responsible for honoring Distributor's indemnities despite any assignment, transfer, sublicense or appointment of an agent under Paragraph.


17. ASSIGNMENT AND SUBLICENSING
         17.1 Distributor's Limitations: This Agreement is personal to Distributor. Distributor may not assign or transfer this Agreement, or sublicense or use an agent to exploit any Licensed Rights, whether voluntarily or involuntarily, without prior Notice of Licensor's approval in Licensor's sole discretion. A transfer of a controlling interest in Distributor's capital stock or other evidence of ownership will be a transfer for which prior Notice of Licensor's consent is required. If Licensor consents to an assignment, transfer, sublicense or agent then this Agreement will be binding on such authorized assignee, transferee, subdistributor or agent but will not release Distributor from its obligations under this Agreement.
         17.2 Licensor's Rights: Licensor may freely assign or transfer this Agreement or any of its rights under this Agreement, but no such assignment or transfer will relieve Licensor of its obligations under this Agreement, unless it is to a company which acquires all or substantially all of Licensor's assets.
         17.3 Licensor's Assignment For Financing Purposes: If Licensor pledges this Agreement or assigns its right to receive any payment to a lender, completion guarantor or other Person as security for or in connection with any loan or other obligation, then Distributor will promptly on request execute a reasonable and customary notice and acknowledgement of assignment and charge or similar document as necessary to establish or perfect the Person's interest or secure its rights. Distributor agrees to abide by consistent written instructions from Licensor and such Person in making any payments otherwise due Licensor directly to such Person. Distributor agrees not to assert any offset rights against such Person or to assert any rights it may have against Licensor to delay, diminish or excuse the payment of any sums pledged or assigned to such Person. Instead Distributor will only treat such offsets or other rights as a separate and unrelated matter solely between Licensor and Distributor.


18. MISCELLANEOUS PROVISIONS
         18.1 Separability: In case of any conflict between this Agreement and any material Law the latter will prevail.

         18.2 No Waiver: No waiver of any breach will waive any other breach. No waiver is effective unless in writing. The exercise of any right will not waive any other right or remedy.
         18.3 Remedies Cumulative: All remedies are cumulative, and resorting to one will not preclude resorting to any other at any time.
         18.4 Notices: All Notices must be in writing and sent to a Party at its address on the Cover Page by fax, telex, telegram or first class mail. Notice will be effective when received. Either Party may change its place for Notice by Notice duly given.
         18.5 Entire Agreement: This Agreement contains the entire understanding of the Parties regarding its subject matter. It supersedes all previous written or oral negotiations, deal memos, understandings or representations between the parties regarding its subject matter, if any. Each Party expressly waives any right to rely on such negotiations understandings or representations, if any.
         18.6 Modification: No modification or amendment of this Agreement will be effective unless in writing and signed by both Parties.
         18.7 Captions: Captions and paragraph headings are for convenience only.
         18.8 Terminology: As used in the Agreement "and" means all of the possibilities, "or" means any or all of the possibilities in any combination, and "either...or" means only one of the possibilities. "Including" means "including without limitation." "Must" or "will" means a Party has the obligation to act or refrain from acting as indicated; "may" means a Party has the right but not the obligation to act or refrain from acting as indicated.
         18.9 Governing Law: This Agreement will be governed by and interpreted under the laws of the state or jurisdiction specified as Governing Law in the Deal Terms. If none is specified, then the Governing Law will be the Laws of the State of California.
         18.10 Forum: The Parties consent to the Forum designated in the Deal Terms as the place for resolving all disputes under this Agreement. If none is specified, then the Forum will be Los Angeles County, California, U.S.A.
AFMA [Registered Logo Here] INTERNATIONAL
SCHEDULE OF LICENSING DEFINITIONS


A. Cinematic Rights Definitions:

         Cinematic means Theatrical, Non-Theatrical and Public Video exploitation of a Motion Picture.

         Theatrical means exploitation of a Motion Picture Copy only for direct exhibition in conventional or drive-in theaters, licensed as such in the place where the exhibition occurs, that are open to the general public on a regularly scheduled basis and that charge an admission fee to view the Motion Picture.

         NonTheatrical means exploitation of a Motion Picture Copy only for direct exhibition before an audience by and at the facilities of either organizations not primarily engaged in the business of exhibiting Motion Pictures, such as in educational organizations, churches, restaurants, bars, clubs, trains, libraries, Red Cross facilities, oil rigs and oil fields, or governmental bodies such as in embassies, military bases, military vessels and other governmental facilities flying the flag of the licensed territory. NonTheatrical does not include Commercial Video, Public Video, Airline, Ship or Hotel exploitation.

         Public Video means exploitation of a Motion Picture Copy embodied in a Videogram only for direct exhibition before an audience in a "mini-theater", an "MTV theater" or like establishment that charges an admission to use the viewing facility or to view the Videogram and that is not licensed as a traditional motion picture theater in the place where the viewing occurs.


B. Video Rights Definitions

         Video means Home Video and Commercial Video exploitation of a Motion Picture.

         Home Video means Home Video Rental and Home Video SellThru exploitation of a Motion Picture.

         Home Video Rental means exploitation of a Motion Picture Copy embodied in a Videogram that is rented to the viewer only for non-public viewing of the embodied Motion Picture in a linear form within a private living place where no admission fee is charged for such viewing.

         Home Video SellThru means exploitation of a Motion Picture Copy embodied in a Videogram that is sold to the viewer only for non-public viewing of the embodied Motion Picture in a linear form within a private living place where no admission fee is charged for such viewing.

         Commercial Video means the exploitation of a Motion Picture Copy embodied in a Videogram only for direct exhibition in a linear form before an audience by and at the facilities of either organizations not primarily engaged in the business of exhibiting Motion Pictures, such as in educational organizations, churches, restaurants, bars, clubs, trains, libraries, Red Cross facilities, oil rigs and oil fields, or governmental bodies such as in embassies, military bases, military vessels and other governmental faculties flying the flag of the licensed territory, but only to the extent that such exploitation is not otherwise utilized in the licensed territory as a form of Non-Theatrical exploitation. Commercial Video does not include Non-Theatrical, Public Video, Airline, Ship or Hotel exploitation.


C. Ancillary Rights Definitions

         Ancillary means Airline, Ship and Hotel exploitation of a Motion
Picture.

         Airline means exploitation of a Motion Picture Copy only for direct exhibition in airplanes that are operated by an airline flying the flag of any country in the licensed territory for which Airline exploitation is granted, but excluding airlines that are customarily licensed from a location outside the licensed territory or that are only serviced in but do not fly the flag of a country in the licensed territory.

         Ship means exploitation of a Motion Picture Copy only for direct exhibition in sea or ocean going vessels that are operated by an shipping line flying the flag of any country in the licensed territory for which Ship exploitation is granted but excluding shipping lines that are customarily licensed from a location outside the territory or that are only serviced in but do not fly the flag of a country in the licensed territory.

         Hotel means the exploitation of a Motion Picture Copy only for direct exhibition in temporary or permanent living places, such as hotels, motels, apartment complexes, cooperatives or condominium projects, by means of closed-circuit television systems where the telecast originates within or in the immediate vicinity of such living places.


D. Pay TV Rights Definitions

         Pay TV means Terrestrial Pay TV, Cable Pay TV and Satellite Pay TV exploitation of a Motion Picture. Pay TV does not include any form of PayPerView.

         Terrestrial Pay TV means over-the-air broadcast of a Motion Picture Copy by means of encoded Hertzian waves for reception on television receivers where a charge is made: (i) to viewers in private living places for use of a decoding device to view a channel that broadcasts the Motion Picture along with other programming; or (ii) to the operator of a hotel or similar temporary living place located distant from where the broadcast signal originated for use of a decoding device to receive a channel that broadcasts the Motion Picture and other programming and retransmit it throughout the temporary living place for viewing in private rooms.

         Cable Pay TV means originating transmission of a Motion Picture copy by means of an encoded signal over coaxial or fiber-optic cable for reception on television receivers where a charge is made: (i) to viewers in private living places for use of a decoding device to view a channel that transmits the Motion Picture along with other programming; or (ii) to the operator of a hotel or similar temporary living place located distant from where the broadcast signal originated for use of a decoding device to receive a channel that broadcasts the Motion Picture and other programming and retransmit it throughout the temporary living place for viewing in private rooms.

         Satellite Pay TV means the uplink broadcast of an encoded signal to a satellite and its down-link broadcast to terrestrial satellite reception dishes of a Motion Picture Copy for viewing on television receivers located in the immediate vicinity of their reception dishes where a charge is made:

(i) to viewers in private living places for use of a decoding device to view a channel that broadcasts the Motion Picture along with other programming; or (ii) to the operator of a hotel or similar temporary living place located distant from where the broadcast signal originated for use of a decoding device to receive a channel that broadcasts the Motion Picture and other programming and retransmit it throughout the temporary living place for viewing in private rooms.

E. Free TV Rights Definitions

         Free TV means Terrestrial Free TV, Cable Free TV, and Satellite Free TV exploitation of a Motion Picture. Free TV does not include any form of PayPerView.

         Terrestrial Free TV means over-the-air broadcast by Hertzian waves of a Motion Picture Copy for reception on television receivers in private living places without a charge to the viewer for the privilege of viewing the Motion Picture, provided that for this purpose government television receiver assessments or taxes (but not a charge for PayPerView or Pay TV) will not be deemed a charge to the viewer.

         Cable Free TV means the Originating transmission by coaxial or fiber-optic cable of a Motion Picture Copy for reception on television receivers in private living places without a charge to the viewer for the privilege of viewing the Motion Picture, provided that for this purpose neither government television receiver assessments or taxes nor the regular periodic service charges (but not a charge for PayPerView or Pay TV) paid by a subscriber to a cable television system will be deemed a charge to the viewer.

         Satellite Free TV means the up-link broadcast to a satellite and its down-link broadcast to terrestrial satellite reception dishes of a Motion Picture Copy for viewing on television receivers in private living places located in the immediate vicinity of their reception dishes without a charge to the viewer for the privilege of viewing the Motion Picture, provided that for this purpose government satellite dish or television receiver assessments or taxes (but not a charge for PayPerView or Pay TV) will not be deemed a charge to the viewer.


F. Other Rights Definitions:

         Demand View means the transmission of a Motion Picture Copy by means of an encoded signal for reception on television receivers in homes and similar permanent living places where a charge is made to the viewer for the right to use a decoding device to view the Motion Picture at a time selected by the viewer for each viewing.

         Interactive Multimedia means exploitation of an Interactive Multimedia Work by means of a computing device that allows the Interactive Multimedia Work to be directly perceived and manipulated by the user of the computing device and that either stores the

G. Additional Definitions:

         Affiliate means any Person, including any officer, director, employee or partner of a Person controlled by, controlling or under common control with a Party.

         Availability Date means the first day after the end of the Holdback Period for a Licensed Right. If the Availability Date refers to a category of Licensed Rights, it refers to the first date on which Distributor may exploit any Licensed Right in the category. For example, the Pay TV Availability Date is the first date on that Distributor may exploit the Pay TV Terrestrial, Pay TV Cable or Pay TV Satellite Right.

         Broadcast means the communication to the public of a Motion Picture by means of wire, cable, wireless diffusion or radio waves that allows the Motion Picture to be viewed on a television receiver. Broadcast means the same as telecast or diffusion.

         Cassette means the same as VideoCassette.

         CDI means the same as Compact Disc Interactive.

         Compact Disc means a combined optical and electronic storage device designed to be used in conjunction with a computer that causes a Motion Picture to be visible on the screen of a monitor or television receiver for viewing in a substantially linear manner. A Compact Disc does not include any type of Videocassette or Videodisc.

         Compact Disc Interactive when used as a Right is a type of Interactive Multimedia Right and when used to describe a Work is a type of Interactive MultiMedia Work.

         Disc means the same as VideoDisc.

         Exhibition means the same as public performance.

         First Negotiation means that, provided that Distributor is then actively engaged in the distribution business on a financially secure basis, Licensor will negotiate with Distributor in good faith for a period of ten (10) days regarding the matter for which Distributor has a First Negotiation right before entering into negotiations regarding the matter with any other Person. If no agreement is reached within this time period, then Licensor will be free to stop negotiations with Distributor and then to negotiate and conclude an agreement regarding the proposed matter with any other Person on any terms.

         Exhibition means the same as public performance.

         First Negotiation means that Licensor will negotiate with Distributor in good faith for a period of ten (10) days regarding the matter for which Distributor has a First Interactive Multimedia Work on the user's computing device or accesses the Interactive Multimedia Work by electronic means from another computing device interconnected with and located in the immediate vicinity of the user's computing device.

         Interactive Networked Multimedia means exploitation of an Interactive Multimedia Work over the facilities of a communications system that allows the user of a computing device to engage in two-way transmissions over the system to access the Interactive Multimedia Work, irrespective of the operator of the system or the means by which signals are carried, and that stores the Interactive Multimedia Work for transmission over the system at a place distant from the place where the user's computing device is located.

         Live Performance means performance of a Motion Picture or its Underlying Material by live players, whether by reading, performance, musico-dramatic rendition or pantomime, where the performance occurs directly before a live audience or is broadcast live and without prerecorded material directly to the public, but excluding performances less than fifteen (15) minutes in length done for the purposes of advertising or publicizing the Motion Picture.

         Merchandising means exploitation of tangible goods that are based on or utilize names, likenesses or characteristics of artists in their roles in a Motion Picture or physical materials appearing in or used for a Motion Picture and that are made for sale to the general public.

         NonResidential PayPerView means the broadcast of a Motion Picture Copy by means of an encoded signal for reception on television receivers in hotels or similar temporary living places where a charge is made to the viewer for the right to use a decoding device to view the broadcast of the Motion Picture at a time designated by the broadcaster for each viewing.

         PayPerView means NonResidential PayPerView, Residential PayPerView and Demand View exploitation of a Motion Picture. PayPerView does not include any form of Pay TV or Free TV.

         Publishing means exploitation of hard cover or soft cover printed publications of a novelization of a Motion Picture or artwork, logos or photographic stills created for use in the Motion Picture that are included in such novelization.

         Residential PayPerView means the broadcast of a Motion Picture Copy by means of an encoded signal for reception on television receivers in homes or similar permanent living places where a charge is made to the viewer for the right to use a decoding device to view the broadcast of the Motion Picture at a time designated by the broadcaster for each viewing.

Negotiation right before entering into negotiations regarding the matter with any other Person. If no agreement is reached within this time period, then Licensor will be free to stop negotiations with Distributor and then to negotiate and conclude an agreement regarding the proposed matter with any other Person on any terms.

         Interactive Multimedia Work means a Work consisting primarily of a presentation communicated to a user through the combination of two or more media of expression, whether textual, audio, pictorial, graphical or audiovisual, where a significant characteristic of the presentation is the ability of the user to manipulate the content of the presentation by means of a computing device in real time and in a nonlinear fashion.

         Laser Disc is a type of VideoDisc.

         Law means any statute or ordinance, whether municipal, state, national or territorial, any executive, administrative or judicial regulation, order, judgment or decree, any treaty or international convention, or any rule, custom or practice with force of law.

         Motion Picture means an audiovisual work consisting of a series of related images that, when shown in succession, impart an impression of motion, with accompanying sounds, if any.

         Motion Picture Copy means the embodiment of a Motion Picture in any physical form, including film, tape, cassette or disc. Where a specific medium is limited to exploitation by a specific physical form, for example, to Videograms, then Motion Picture Copy with respect to such medium is limited to such physical form.

         Party means either Licensor or Distributor.

         Pay-Cable TV means the same as Cable Pay TV.

         Person means any natural person or legal entity.

         Principal Photography means the actual photographing of a Motion Picture, excluding second-unit photography or special effects photography, requiring the participation of the director and the on-camera participation of a featured member of the principal cast.

         Remake means a new Motion Picture derived from an existing Motion Picture or its Underlying Material in which substantially the same characters and events as shown in the existing Motion Picture are depicted.

         Rights means rights, licenses and privileges under copyright, trademark, neighboring rights or other intellectual property rights with regard to any type of exploitation of a Motion Picture or its Underlying Material.

         Sequel means a new Motion Picture derived from an existing Motion Picture or its Underlying Material in which a character, event or locale depicted in the existing Motion Picture or its Underlying Material is shown engaged in or as the subject of substantially new and different events than those depicted in the existing Motion Picture.

         Underlying Material means the literary and other material from which a Motion Picture is derived or on which it is based, including all versions of the screenplay, all notes, memos, direction, comments, ideas, stage business and other material incorporated in any version of the Motion Picture, and, to the extent necessary rights and licenses have been duly obtained, all existing novels, stories, plays, songs, events, characters, ideas, or other works from which any version of the Motion Picture is derived or on which it is based.

         VideoCassette means a VHS or Beta cassette or comparable magnetic storage device designed to be used with a reproduction apparatus that causes a Motion Picture to be visible on the screen of a television receiver for viewing in a substantially linear manner. A Videocassette does not include any type of Videodisc or Compact Disc.

         Videogram means any type of Videocassette or Videodisc, but only to the extent the specific Type of electronic storage device and its Format is authorized in the agreement of the parties.

         VideoDisc means a laser or capacitance disc or comparable optical or mechanical storage device designed to be used with a reproduction apparatus that causes a Motion Picture to be visible on the screen of a television receiver for viewing in a substantially linear manner. A Videodisc does not include any type of Videocassette or Compact Disc.

         Version means an adaptation of a Motion Picture that is not accomplished by merely mechanical reproduction or use of minimal originality but instead uses original artistic or intellectual expression to create a new Work in its own right which contains materials or expressions of authorship not found in the original Motion Picture.

         Work means an original expression of authorship in the literary, scientific or artistic domain whatever may be the mode or form of its expression.

ALPINE PICTURES INT'L, INC.                          XXXXXX
      ("Licensor")                               ("Distributor")
By:                                       By:
   ------------------------                   ------------------------
Its:                                      Its:
   ------------------------                   ------------------------